Exhibit 10.5

MEDEQUITIES REALTY TRUST, INC.

2014 EQUITY INCENTIVE PLAN

STOCK UNITS AGREEMENT

MedEquities Realty Trust, a Maryland corporation (the “Company”), hereby grants stock units (“Stock Units”) for shares of its common stock, $0.01 par value per share (“Common Stock”), to the Grantee named below, subject to the vesting and other conditions set forth below. Additional terms and conditions of the grant are set forth in this cover sheet and in the attachment (collectively, the “Agreement”) and in the Company’s 2014 Equity Incentive Plan (as amended from time to time, the “Plan”). Capitalized terms used but not defined herein shall have the meanings given them in the Plan.

Name of Grantee:

Number of Stock Units:

Grant Date:

Vesting Schedule: Subject to your continuous Service and other limitations set forth in this Agreement and the Plan, 50% of your Stock Units will vest based on the achievement of absolute total return to stockholders (“TSR”) (the “TSR Performance Units”) and 50% of the Stock Units will vest based on the achievement of relative TSR as compared to the performance of the MSCI US REIT Index (the “MSCI US REIT Index Performance Units”), during the performance period commencing on the Grant Date and ending on third (3rd) anniversary of the Grant Date (the “Performance Period”). Vesting of the Stock Units is dependent upon the achievement of the applicable hurdle amounts for the TSR Performance Units and the MSCI US REIT Index Performance Units during the Performance Period. For performance between the hurdle amounts for the TSR Performance Units and the MSCI US REIT Index Performance Units, the amount earned will be interpolated on a linear basis. The hurdle amounts for the TSR Performance Units and the MSCI US REIT Index Performance Units are as follows:

TSR Performance Units
TSR Performance	% of Award Earned
25.5%	0%
27.5%	25%
29.5%	50%
31.5%	75%
33.5%	100%

MSCI US REIT Index Performance Units
MSCI US REIT Index Performance	% of Award Earned
= Index	0%
Index +3%	50%
Index +6% or greater	100%

For the sake of clarity, TSR is calculated as (i) (a) the value per Share at the end of the Performance Period, assuming reinvestment on the payment date of dividends and any other stockholder payouts during the Performance Period in additional Shares, less (b) the value per Share at the beginning of the Performance Period, divided by (ii) the value per Share at the beginning of the Performance Period, expressed as a percentage. For purposes of this Agreement, the value per Share at the beginning of the Performance Period will be $[        ], and the value per Share at the end of the Performance Period will be (y) if the Shares are listed on a Stock Exchange or publicly traded on a Securities Market, the average closing stock price over last fifteen (15) trading days ending on the last trading day of the Performance Period, or (z) if the Shares are not listed on a Stock Exchange or publicly traded on a Securities Market, as determined by the Committee in good faith.

By your signature below, you agree to all of the terms and conditions described herein, in the attached Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this cover sheet or Agreement should appear to be inconsistent.

Grantee:		Date:
(Signature)

Company:		Date:
(Signature)
Title:

Attachment

This is not a stock certificate or a negotiable instrument.

MEDEQUITIES REALTY TRUST, INC.

2014 EQUITY INCENTIVE PLAN

STOCK UNITS AGREEMENT

Stock Units	This Agreement evidences an award of stock units for Shares in the number set forth on the cover sheet and subject to the vesting and other conditions set forth herein, in the Plan and on the cover sheet (the “Stock Units”).

Transfer of Unvested Stock Units	Except as authorized by the Committee in writing, unvested Stock Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process. If you attempt to do any of these things without the Committee’s written authorization, the Stock Units will immediately become forfeited.

Vesting

The Company will issue your Stock Units in the name set forth on the cover sheet.

Your rights under this Stock Units grant and this Agreement shall vest in accordance with the vesting schedule set forth on the cover sheet so long as you continue in Service through the vesting dates set forth on the cover sheet.

Delivery	As your Stock Units vest, the Company will issue the Shares to which the then vested Stock Units relate. The resulting aggregate number of vested Shares will be rounded to the nearest whole number, and you cannot vest in more than the number of Shares covered by this grant. The issuance of Shares shall be made within fifteen (15) days of the date on which Stock Units representing such Shares are vested.

Evidence of Issuance	The issuance of the Shares under the grant of Stock Units evidenced by this Agreement shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, registration or issuance of one or more Share certificates. You will have no further rights with regard to a Stock Unit once the Share related to such Stock Unit has been issued.

Forfeiture of Unvested Stock Units	Unless the termination of your Service triggers accelerated vesting of your Stock Units, or other treatment pursuant to the terms of this Agreement, the Plan, or in an employment or any other written agreement between the Company or any Affiliate, as applicable, and you, you will automatically forfeit to the Company all of the unvested Stock Units in the event you are no longer providing Service for any reason.

Leaves of Absence

For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by your employer in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

Your employer may determine, in its discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan. Notwithstanding the foregoing, the Company may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

Withholding Taxes	You agree as a condition of this grant that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting or receipt of the Stock Units within a reasonable period of time, or you shall forfeit the Shares. In the event that the Company or any Affiliate determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting or receipt of Shares arising from this grant, the Company or any Affiliate shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate (including withholding the delivery of vested Shares otherwise deliverable under this Agreement).

Retention Rights	This Agreement and the grant evidenced hereby do not give you the right to be retained by the Company or any Affiliate in any capacity. Unless otherwise specified in an employment or other written agreement between the Company or any Affiliate and you, the Company or any Affiliate reserves the right to terminate your Service at any time and for any reason.

Stockholder Rights	You, or your estate or heirs, do not have any of the rights of a stockholder with respect to any vested or unvested Stock Units (other than with respect to the Dividend Equivalent Rights described below) until the Shares have been issued to you and either a certificate evidencing your Shares have been issued or an appropriate entry has been made on the Company’s books.

Your grant shall be subject to the terms of Section 18 of the Plan in the event of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Dividend Equivalent Rights	You shall also be entitled to Dividend Equivalent Rights with respect to your Stock Units, as described herein. If the Company declares a normal cash dividend on its Shares and the record date of such dividend is prior to the earlier of the date your Stock Units are settled in full or terminate, you will receive a dividend equivalent credit equal to such normal cash dividend for each outstanding Stock Unit. Any such dividend equivalent credits shall be accumulated (without interest) and shall be subject to the same terms and conditions as are applicable to the Stock Units to which the dividend equivalents relate, including, without limitation, the restrictions on transfer, forfeiture, vesting and payment provisions contained in this Agreement. For avoidance of doubt, dividend equivalents shall be paid in cash on the date the Stock Units to which they relate are converted into Shares.

Legends	If and to the extent that the Shares are issued and represented by certificates rather than book entry, all certificates representing the Shares issued under this grant shall, where applicable, have endorsed thereon the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SHARES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING, FORFEITURE AND OTHER RESTRICTIONS ON TRANSFER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

To the extent the Shares are represented by a book entry, such book entry will contain an appropriate legend or restriction similar to the foregoing.

Grantee’s Representation	In the event the Stock Units or Shares issued pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended, at the time of grant or vesting, you shall, if required by the Company, concurrently with the grant or vesting of such Stock Units and/or Shares, deliver to the Company a completed Accredited Investor Questionnaire in the form attached hereto as Exhibit A.

Clawback	If the Company adopts a “clawback” or recoupment policy, this Award will be subject to repayment to the Company to the extent so provided under the terms of such policy.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant; except that any written employment, consulting, confidentiality, non-competition, non-solicitation and/or severance agreement between you and the Company or any Affiliate shall supersede this Agreement with respect to its subject matter. Any other prior agreements, commitments or negotiations concerning this grant are superseded.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data.

Code Section 409A	It is intended that this Award comply with Code Section 409A or an exemption to Code Section 409A, and this Award shall be interpreted accordingly. To the extent that the Company determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company. For purposes of this Award, a termination of Service only occurs upon an event that would be a Separation from Service within the meaning of Code Section 409A.

By signing this Agreement, you agree to all of the terms and conditions described above and in the Plan.